Exhibit 99.1

PRIMERICA REPORTS THIRD QUARTER 2017 RESULTS

8% increase in life insurance licensed representatives to 124,436

4% growth in life insurance policies issued

 7% increase in Investment and Savings Products (ISP) sales

19% growth in both net earnings per diluted share (EPS) and
adjusted operating EPS to $1.46

 20.9% net income return on stockholders’ equity (ROE) and 21.7% adjusted net operating income return on adjusted stockholders’ equity (ROAE)

Duluth, GA, November 7, 2017 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended September 30, 2017.  In the third quarter, both total revenues and adjusted operating revenues increased 11% year-over-year to $427.3 million.  Net income and adjusted net operating income both grew 15% to $66.6 million compared with the prior year period.  During the quarter, earnings growth and ongoing share repurchases drove both EPS and adjusted operating EPS to $1.46, increasing 19% compared to the third quarter a year ago.  ROE expanded to 20.9% and adjusted operating ROAE expanded to 21.7% in the period.

Glenn Williams, Chief Executive Officer, said, “In the third quarter we continued to build on our strong foundation and overall business momentum to deliver solid results.  The outstanding performance of our sales force leadership produced an 8% increase in the size of our life insurance sales force along with 4% growth in life insurance policies issued and 7% increase in Investment and Savings (ISP) product sales.  Income before income taxes grew 13% with Term Life and ISP segments’ income before income taxes increasing 14% and 9%, respectively, year-over-year.  Solid earnings and ongoing share repurchases contributed to a 19% increase in EPS year-over-year and 20.9% ROE in the third quarter.  We are pleased with these results and continue to be well positioned to deliver meaningful value to our stakeholders in the future.”

Third Quarter Distribution & Segment Results

Distribution Results
	Q3 2017	Q3 2016	% Change	Q2 2017	% Change
Life Licensed Sales Force (1)	124,436	115,345	8%	121,471	2%
Recruits	90,210	73,706	22%	78,273	15%
New Life-Licensed Representatives	12,783	11,739	9%	12,947	(1)%
Life Insurance Policies Issued	78,056	75,374	4%	84,033	(7)%
Life Productivity (2)	0.21	0.22	*	0.23	*
ISP Product Sales ($ billions)	$1.43	$1.34	7%	$1.57	(9)%
Average Client Asset Values ($ billions)	$57.66	$50.68	14%	$55.78	3%

(1)	End of period
(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month
*	Not calculated

Segment Results
	Q3 2017	Q3 2016	% Change	Q2 2017	% Change
	($ in thousands)
Adjusted Operating Revenues: (1)
Term Life Insurance	$256,240	$222,598	15%	$238,901	7%
Investment and Savings Products	140,058	130,080	8%	143,774	(3)%
Corporate and Other Distributed Products	30,980	30,983	*	30,917	*
Total adjusted operating revenues (1)	$427,278	$383,661	11%	$413,592	3%

Adjusted Operating Income (loss) before income taxes:(1)
Term Life Insurance	$66,543	$58,137	14%	$61,854	8%
Investment and Savings Products	39,050	35,760	9%	39,684	(2)%
Corporate and Other Distributed Products	(5,415)	(5,425)	*	(5,253)	3%
Total adjusted operating income before income taxes (1)	$100,178	$88,472	13%	$96,285	4%

*	Less than 1%.
(1)	See the Non-GAAP Financial Measures section and the segment Adjusted Operating Results Reconciliations at the end of this release for additional information.

Life Insurance Licensed Sales Force. Strong recruiting and licensing trends in recent quarters resulted in 8% year-over-year growth in the life insurance licensed sales force to 124,436 representatives at the end of the third quarter.  New recruits increased 22% versus the prior year quarter, including approximately 17,000 recruits from hurricane-affected areas whose Independent Business Application fees were waived during September.  A portion of these recruits would have likely entered the business without the waived fee.  It is possible the licensing rate of those who joined through this program may be slightly lower than overall company levels.  Strong recruiting levels following our June biennial convention drove 9% growth in new life insurance licenses year-over-year.  On a sequential quarter basis, the size of the life insurance sales force increased 2% versus the second quarter.

Term Life Insurance.  In the third quarter of 2017, Term Life insurance policies issued increased 4% year-over-year driven by growth in the life insurance licensed sales force. Results were somewhat impacted by lower production in hurricane-affected areas.  Term Life productivity in the third quarter was 0.21 versus 0.22 policies per life insurance licensed representative per month in the prior year period.

Term Life revenues increased to $256.2 million driven by a 15% increase in net premiums compared with the third quarter a year ago.  Income before income taxes in the segment increased 14% to $66.5 million year-over-year.  During the quarter, normal claims volatility positively impacted benefits and claims by approximately $2 million.  Persistency performance continued to improve relative to earlier in the year, although it was slightly lower than the third quarter a year ago.  Insurance expenses increased $5.0 million from the prior year period primarily reflecting about $3.0 million of higher growth and employee-related costs and $1.5 million of incremental technology spending.  Costs to enhance the sales force’s mobile technology capabilities were largely offset by growth in other net revenues of $1.1 million.

Investment and Savings Products.  In the third quarter, ISP revenues increased 8% to $140.1 million and income before income taxes grew 9% to $39.1 million compared with the year ago period.  Product sales grew 7% year-over-year driven by a 10% increase in retail mutual fund sales as well as a 132% increase in managed account sales following the launch of the new Lifetime Investments Platform in June 2017.  Managed accounts generate asset-based revenues and will provide for earnings in future periods.  Annuities sales continued to be pressured in the quarter, declining 13% versus the year ago period.  Net flows were positive $174 million and average client asset values increased 14% to $57.7 billion at the end of the third quarter.  Account-based revenue grew 16% year-over-year largely related to a change made in the account-based fee structure in the fourth quarter of 2016 as well as a higher number of accounts subject to the fee.  Canadian segregated funds DAC amortization was $1.1 million higher than a year ago, mostly reflecting the deceleration of DAC amortization in the third quarter of 2016.

Corporate and Other Distributed Products (C&O).  C&O results were consistent year-over-year with adjusted operating revenues of $31.0 million and adjusted operating losses before income taxes of $5.4 million in the third quarter of 2017.

Taxes
The effective income tax rate for the third quarter of 2017 was 33.5%, down from 34.4% in the prior year period, primarily reflecting excess tax benefits of approximately $0.9 million for the difference between the stock price of sales force equity awards at the time of grant and when the sales restrictions lapse.  Prior to the adoption of Accounting Standard Update 2016-09 effective January 1, 2017, any tax benefits or deficiencies were recorded in additional paid-in-capital.

Capital
Primerica repurchased $57.7 million or 741,087 shares of its common stock in the third quarter of 2017 and has repurchased $150.0 million or 1.9 million shares year-to-date through October.  Primerica Life Insurance Company’s (PLIC) statutory risk-based capital (RBC) ratio was estimated to be approximately 440% as of September 30, 2017.

Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, net adjusted operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (IPO) for all periods presented.  We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.  Adjusted operating revenues, adjusted operating income before income taxes, net adjusted operating income, and diluted adjusted operating earnings per share exclude the impact of realized investment gains and losses, including other-than-temporary impairments (OTTI), for all periods presented.  We exclude realized investment gains and losses in measuring adjusted operating revenues to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains and losses and other factors prior to an invested asset's maturity that are not directly associated with the Company's insurance operations.  Adjusted stockholders' equity excludes the impact of net unrealized investment gains and losses recorded in other comprehensive income (loss) for all periods presented.  We exclude unrealized investment gains and losses in measuring adjusted stockholders' equity as unrealized gains and losses from the Company's invested assets are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an invested asset matures or is sold.

The definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information
Primerica will hold a webcast Wednesday, November 8, 2017 at 10:00 am EDT, to discuss third quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements
Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; changes to the independent contractor status of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations or the failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality, persistency, expenses and interests rates as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event that causes a large number of premature deaths of our insureds; changes in federal and state legislation, including other legislation or regulation that affects our insurance and investment product businesses, such as the DOL’s rule defining who is a “fiduciary” of a qualified retirement plan as a result of giving investment advice; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of, or legal challenges to, the support tools we provide to our sales force; heightened standards of conduct or more stringent licensing requirements for our sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the failure of our investment products to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business; fluctuations in the performance of client assets under management; the inability of our subsidiaries to pay dividends or make distributions; our inability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; legal and regulatory investigations and actions concerning us or our sales representatives; the loss of key personnel; the failure of our information technology systems, breach of our information security or failure of our business continuity plan; and fluctuations in Canadian currency exchange rates . These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.
Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insured approximately 5 million lives and have over 2 million client investment accounts at December 31, 2016. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:
Kathryn Kieser
470-564-7757
Email: investorrelations@primerica.com

Media Contact:
Keith Hancock
470-564-6328
Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2017	December 31, 2016
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$1,888,506	$1,792,438
Fixed-maturity securities-held-to-maturity, at amortized cost	688,840	503,230
Equity securities available-for-sale, at fair value	45,171	44,894
Trading securities, at fair value	11,513	7,383
Policy loans	34,905	30,916
Total investments	2,668,935	2,378,861
Cash and cash equivalents	177,418	211,976
Accrued investment income	17,847	16,520
Due from reinsurers	4,238,978	4,193,562
Deferred policy acquisition costs, net	1,900,122	1,713,065
Agent balances, due premiums and other receivables	240,731	210,448
Intangible assets, net	52,364	54,915
Income taxes	43,601	37,369
Other assets	379,883	334,274
Separate account assets	2,486,960	2,287,953
Total assets	$12,206,839	$11,438,943

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$5,894,882	$5,673,890
Unearned premiums	476	527
Policy claims and other benefits payable	284,451	268,136
Other policyholders' funds	371,508	363,038
Notes payable	373,196	372,919
Surplus note	688,055	502,491
Income taxes	255,877	225,006
Other liabilities	463,926	449,963
Payable under securities lending	106,978	73,646
Separate account liabilities	2,486,960	2,287,953
Total liabilities	10,926,309	10,217,569

Stockholders' equity:
Common stock	444	457
Paid-in capital	-	52,468
Retained earnings	1,228,546	1,138,851
Accumulated other comprehensive income, net of income tax	51,540	29,598
Total stockholders' equity	1,280,530	1,221,374
Total liabilities and stockholders' equity	$12,206,839	$11,438,943

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,
	2017	2016
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$646,079	$616,587
Ceded premiums	(397,641)	(399,676)
Net premiums	248,438	216,911
Commissions and fees	144,627	134,282
Net investment income	19,922	19,399
Realized investment gains (losses), including OTTI	22	(35)
Other, net	14,291	13,069
Total revenues	427,300	383,626

Benefits and expenses:
Benefits and claims	105,864	93,022
Amortization of deferred policy acquisition costs	53,384	45,428
Sales commissions	72,022	66,700
Insurance expenses	37,637	32,837
Insurance commissions	5,593	4,709
Interest expense	7,073	7,184
Other operating expenses	45,527	45,309
Total benefits and expenses	327,100	295,189
Income before income taxes	100,200	88,437
Income taxes	33,565	30,400
Net income	$66,635	$58,037

Earnings per share:
Basic earnings per share	$1.46	$1.22
Diluted earnings per share	$1.46	$1.22

Shares used in computing earnings per share:
Basic	45,318	47,008
Diluted	45,408	47,051

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – $ in thousands, except per share amounts)

	Three months ended September 30,
	2017	2016	% Change
Total revenues	$427,300	$383,626	11%
Less: Realized investment gains (losses), including OTTI	22	(35)
Adjusted operating revenues	$427,278	$383,661	11%

Income before income taxes	$100,200	$88,437	13%
Less: Realized investment gains (losses), including OTTI	22	(35)
Adjusted operating income before income taxes	$100,178	$88,472	13%

Net income	$66,635	$58,037	15%
Less: Realized investment gains (losses), including OTTI	22	(35)
Less: Tax impact of reconciling items	(8)	12
Net adjusted operating income	$66,621	$58,060	15%

Diluted earnings per share (1)	$1.46	$1.22	19%
Less: Net after-tax impact of operating adjustments	-	-
Diluted adjusted operating earnings per share (1)	$1.46	$1.22	19%

(1)	Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2017	2016
Direct premiums	$638,830	$608,396
Less: Premiums ceded to IPO coinsurers	304,580	319,517
Adjusted direct premiums	$334,250	$288,879

Ceded premiums	$(395,772)	$(397,214)
Less: Premiums ceded to IPO coinsurers	(304,580)	(319,517)
Other ceded premiums	$(91,192)	$(77,697)

Net premiums	$243,058	$211,182

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2017	2016
Total revenues	$31,002	$30,948
Less: Realized investment gains (losses), including OTTI	22	(35)
Adjusted operating revenues	$30,980	$30,983

Loss before income taxes	$(5,393)	$(5,460)
Less: Realized investment gains (losses), including OTTI	22	(35)
Adjusted operating loss before income taxes	$(5,415)	$(5,425)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	September 30, 2017	December 31, 2016
Stockholders' equity	$1,280,530	$1,221,374
Less: Unrealized net investment gains recorded in stockholders' equity, net of income tax	47,048	42,791
Adjusted stockholders' equity	$1,233,482	$1,178,583